UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 26, 2013
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 26, 2013, the wholly owned subsidiary of U.S. Geothermal Inc. (the “Company”), USG Nevada LLC (“USG Nevada”), entered into a note purchase agreement (the “Note Agreement”) with The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Arizona Reinsurance Captive Company and Prudential Retirement Insurance and Annuity Company (each, a “Purchaser” and collectively, the “Purchasers”), pursuant to which USG Nevada issued and sold to the Purchasers $30,737,775 aggregate principal amount of USG Nevada’s senior secured notes (the “Notes”).

The Notes are due on December 31, 2037 (the “Maturity Date”) and bear interest at a fixed rate of 6.75% per annum. USG Nevada is required to prepay the principal amounts set forth in the amortization schedule attached to the Note Agreement on the last day of each fiscal quarter, commencing with December 31, 2013 through the Maturity Date. In the event of certain losses relating to the Phase I geothermal power plant at San Emidio, Nevada (the “Project”) or a decrease in the annual supply amount of the Project, USG Nevada will be required to prepay additional, and in certain cases all, of the outstanding principal amounts of the Notes, together with any accrued and unpaid interest thereon. Principal amounts of the Notes may be prepaid in whole or in part, with a minimum prepayment of $5 million, at any time, subject to “make-whole” provisions set forth in the Note Agreement.

All amounts owing pursuant to the terms of the Notes, the Note Agreement or any related financing document are secured by USG Nevada’s right, title and interest in and to its real and personal property, including, without limitation, the Project and the equity interests in USG Nevada. The Company and its wholly owned subsidiary, U.S. Geothermal Inc., an Idaho corporation, have indemnified USG Nevada, the collateral agent for the secured parties, and the Note holders from any loss or liability of USG Nevada resulting from all or any portion of the investment tax credit cash grant being required to be repaid to the U.S. Treasury Department or any other governmental authority.

USG Nevada paid a fee to the Purchasers in an amount equal to 1.5% of the principal amount of the Notes being purchased. In addition, USG Nevada agreed to pay all costs and expenses incurred by the Purchasers and each other holder of the Notes in connection with the transactions contemplated by the Note Agreement, including reasonable attorneys’ fees and an annual servicing fee to the Note holders in an aggregate amount equal to $50,000.

The Note Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default. Upon an event of default, some or all of the Notes then outstanding will become immediately due and payable and subject to a default rate of interest per annum equal to the greater of 8.75% per annum and 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York as its “base” or “prime” rate.

Proceeds from the sale of the Notes will be used to repay the construction financing of the Project, pay transaction expenses and third party fees related to the development and financing of the Project, and fund certain reserves described in the Note Agreement. In addition, approximately $2.56 million of the proceeds will be distributed to the Company and be available for general working capital purposes, including the development of the Phase II geothermal power plant at San Emidio, Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2013	U.S. Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer